SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G

                                (AMENDMENT NO. 1)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Sterling Vision, Inc.
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                                (Name of Issuer)

                           COMMON STOCK $.01 PAR VALUE
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                         (Title of Class of Securities)


                                    859727109
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                                 (CUSIP Number)

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       Check the following  box if a fee is being paid with this  statement / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (SEE Rule 13d-7).

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       1         NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                           Richard Cohen
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       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                                      (b) / /
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       3         SEC USE ONLY

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       4         CITIZENSHIP OR PLACE OR ORGANIZATION

                       United States of America
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   NUMBER OF          5       SOLE VOTING POWER
    SHARES
 BENEFICIALLY                       under five percent
   OWNED BY
     EACH
   REPORTING
  PERSON WITH
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                      6       SHARED VOTING POWER

                                    under five percent
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                      7       SOLE DISPOSITIVE POWER

                                    under five percent
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                      8       SHARED DISPOSITIVE POWER

                                    under five percent
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       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                       under five percent
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      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES                                         / /
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      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       under five percent
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      12         TYPE OF REPORTING PERSON

                       IN
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ITEM 1(A).  NAME OF ISSUER:

                  Sterling Vision, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1500 Hempstead Turnpike
                  East Meadow, NY 11554

ITEM 2(A).  NAME OF PERSON FILING:

                  Richard Cohen

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Talisman Companies
                  1500 San Remo Avenue, Suite 185A
                  Coral Gabels, Florida 33146

ITEM 2(C).  CITIZENSHIP:

                  United States of America

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

                  Common Stock, $.01 par value ("Common Stock")

ITEM 2(E).  CUSIP NUMBER:

                  859727109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.     OWNERSHIP.

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount beneficially owned:
      (b)   Percent of class:
      (c)   Number of shares as to which such person has:
            (i)   Sole power to vote or to direct to vote:
           (ii)   Shared power to vote or to direct the vote:
          (iii) Sole power to dispose or to direct the disposition of:

            Not applicable

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.    CERTIFICATION.

                  None

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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 14, 1997




                                                  /s/ Richard Cohen
                                                  ----------------------------
                                                       Richard Cohen